Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

DMC Global Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	Rule 457(o)	—	—	—	—	—
	Equity	Common Stock, par value $0.05 per share	Rule 457(o)	—	—	—	—	—
	Equity	Preferred Stock, par value $0.05	Rule 457(o)	—	—	—	—	—
	Equity	Depositary Shares	Rule 457(o)	—	—	—	—	—
	Other	Warrants	Rule 457(o)	—	—	—	—	—
	Other	Purchase Contracts	Rule 457(o)	—	—	—	—	—
	Other	Units	Rule 457(o)	—	—	—	—	—
	Unallocated (Universal Shelf)	(1)	Rule 457(o)	(1)	(2)	$217,828,637.14	0.00011020	$24,004.72
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$217,828,637.14		$24,004.72
	Total Fees Previously Paid							—
	Total Fee Offsets							$1,652.71 (3)
	Net Fee Due							$22,352.01

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fees Offset Claims	DMC Global Inc.	424B7	333-255719	04/07/2022		$1,652.71	Common Stock, par value $0.05 per share	(3)	(3)	(3)
Fees Offset Sources	DMC Global Inc.	424B7	333-255719		04/07/2022						$1,652.71

(1)	The amount to be registered consists of up to $200,000,000 of an indeterminate amount of each security class listed in Table 1. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the registrant’s common stock or preferred stock that may become issuable as a result of any stock split, stock dividends or similar event. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.

(2)	The proposed maximum aggregate offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, issuance by the Registrant of the securities registered hereunder.

(3)	The registrant previously paid a filing fee of $1,652.71 in connection with the registration of shares of common stock offered by a selling shareholder under the registrant’s registration statement on Form S-3ASR (File No. 333-255719) (the “Prior Registration Statement”). The registration fee shown on the table above is offset by $1,652.71 in fees that the registrant is entitled to offset under Rule 457(p) of the Securities Act, which the registrant previously paid with respect to unsold shares in the secondary offering. Pursuant to Rule 457(p) under the Securities Act, the secondary offering of the unsold securities offered by the selling shareholder under the Prior Registration Statement was deemed terminated upon the filing of this shelf registration statement.